Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the MyFamily.com, Inc. 1998 Stock Plan, MyFamily.com, Inc. 2004 Stock Plan, MyFamily.com, Inc. Executive Stock Plan, Generations Holding, Inc. 2008 Stock Purchase and Option Plan and Ancestry.com Inc. 2009 Stock Incentive Plan of our report dated April 13, 2009 (except for paragraph three of Note 14, as to which the date is October 30, 2009), with respect to the consolidated financial statements of Ancestry.com Inc. included in its Registration Statement on Form S-1 (No. 333-160986) filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Salt Lake City, Utah
November 18, 2009